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Exhibit (a)(1)(e)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO AMEND ALL OF YOUR ELIGIBLE OPTIONS

AON CORPORATION
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
WITHDRAWAL FORM

        Before signing this withdrawal form, please make sure you have received, read and understand the documents that make up this offer, including (1) the Offer to Amend the Exercise Price of Certain Options (the "Offer to Amend"), dated August 15, 2007; (2) the related memorandum from Jeremy Farmer, Senior Vice President and Head of Human Resources, dated August 15, 2007; (3) the election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Aon's offer to amend all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Aon's offer with respect to all of your eligible options.

        If you would like to withdraw your election to accept the offer with respect to all of your eligible options, please check the appropriate box below and complete and sign this withdrawal form. Please be sure to follow the instructions which are attached.

        You should note that if you withdraw your acceptance of the offer, you will not receive any cash payment or amended options in replacement for the withdrawn options and those options will not be amended. If you withdraw your acceptance, you will keep all of your eligible options. These options will continue to be governed by the Aon Stock Option Plan, as amended, or the Aon Stock Incentive Plan, as amended, depending upon the Plan under which such options were granted, and by the existing option agreements between you and Aon. To the extent any portion of your eligible options vest or vested after December 31, 2004, you may be subject to the adverse personal tax consequences of Section 409A of the Internal Revenue Code described in the Offer to Amend and we will not reimburse you for any such taxes or any related penalties, charges or fees.

        You may change this withdrawal, and again elect to accept the offer with respect to all of your eligible options by submitting a new election form prior to the expiration date which will be 11:59 p.m., Chicago Time, on September 17, 2007, unless extended.

        Please check the box if you wish to withdraw your election:

  ☐
  I wish to withdraw my election to accept the offer with respect to all of my eligible options and instead REJECT the offer. I do not wish to accept the offer with respect to any of my eligible options.

        Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)	Company E-mail Address	Date and Time

To validly withdraw your election with respect to all of your eligible options, you must properly complete and sign the accompanying withdrawal form; and scan the properly completed withdraw and e-mail as a .pdf file to exec_compensation@aon.com or send the properly completed withdrawal form to
Aon by facsimile to 610-834-3390.

AON CORPORATION
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Withdrawal Form.

        To validly withdraw your election with respect to all of your eligible options, you must properly complete and sign the accompanying withdrawal form; and scan the properly completed withdraw and e-mail as a.pdf file to exec_compensation@aon.com or send the properly completed withdrawal form to Aon by facsimile to 610-834-3390.

        Only withdrawal forms that are properly completed and submitted and actually received by the expiration date will be accepted. The expiration date will be 11:59 p.m., Chicago Time, on September 17, 2007, unless we extend the offer. Withdrawal forms that are received after the expiration date will not be accepted. Aon intends to confirm the receipt of your withdrawal form by e-mail within two business days. If you have not received an e-mail confirmation, you should confirm that we have received your withdrawal form. Only withdrawal forms that are properly completed and actually received by the expiration date will be accepted. Withdrawal forms submitted by any means other than those described above are not permitted without the prior consent of Jeremy Farmer, Senior Vice President and Head of Human Resources.

        Although by submitting a withdrawal form you have withdrawn all of the options with respect to which you previously chose to accept the offer from the offer, you may change your mind and re-elect to accept the offer with respect to all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If Aon extends the offer beyond that time, you may re-elect to participate with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to all of the withdrawn options, you must deliver a later dated properly completed and electronically signed election form through Lotus Notes, while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

        Although it is Aon's intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2.     Signatures on This Withdrawal Form.

        If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Aon of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.     Other Information on this Withdrawal Form.

        In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current Company e-mail address.

4.     Requests for Assistance or Additional Copies.

        If you need additional copies of the offer documents or the election or withdrawal forms or have questions regarding this offer, you should contact the Aon Tender Offer Call Center, at 1-888-295-1814. The hours of operation of the Aon Tender Offer Call Center are: 8:00 a.m. to 5:00 p.m. Chicago Time.

5.     Irregularities.

        We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawal forms, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

        Important: The withdrawal form together with all other required documents must be received by Aon on or before the expiration date.

6.     Additional Documents to Read.

        You should be sure to read the Offer to Amend, all documents referenced therein (including the election form describing your eligible options and any potential cash payments), and the related memorandum from Jeremy Farmer, Senior Vice President and Head of Human Resources, dated August 15, 2007, before making any decisions regarding participation in, or withdrawal from, the offer.

7.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information, including information relating to the tax consequences of not participating in this offer. We also recommend that you consult with your personal tax or financial advisor regarding Section 409A and state income tax considerations before deciding whether or not to participate in this offer.

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  Exhibit (a)(1)(e)